KORN/FERRY INTERNATIONAL	NEWS

MEDIA CONTACT:

Stephanie Cohen

(310) 226-2645

stephanie.cohen@kornferry.com

KORN/FERRY NAMES STEPHEN GIUSTO AS CHIEF FINANCIAL OFFICER

LOS ANGELES, October 12, 2007 — Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that Stephen Giusto has joined the firm as Executive Vice President and Chief Financial Officer. Since 1999 Mr. Giusto has served as Chief Financial Officer of Resources Connection, Inc. (NASDAQ:RECN), a global professional services firm. At Korn/Ferry, Mr. Giusto assumes the position previously held by Gary D. Burnison, who was appointed Chief Executive Officer in July 2007.

“Steve has a proven track record in building and scaling a publicly-traded professional services firm, and we are confident he will help us achieve our growth targets as a true talent management solutions provider,” said Mr. Burnison.

Mr. Giusto co-founded Resources Connection in 1996 and was appointed CFO in 1999. Prior to Resources Connection, Mr. Giusto was a partner in the real estate practice of Deloitte & Touche LLP.

Mr. Giusto will be based in Korn/Ferry’s headquarter offices in Los Angeles, and will report directly to Mr. Burnison. In his new role he will oversee all aspects of the company’s finance and accounting, including financial reporting and investor relations, as well as managing the company’s balance sheet, capital structure, and reporting and control mechanisms.

About Korn/Ferry International

Korn/Ferry International, with more than 80 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

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